Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES THIRD QUARTER

RESULTS AND FOURTH QUARTER GUIDANCE

WIXOM, MI. October 19 – Veri-Tek International, Corp. (AMEX: VCC)(“Veri-Tek” or the “Company”) posted a loss of $0.1 million or $0.01 per share for the three months ended September 30, 2005. However, the Company posted a profit of $0.1 million or $0.02 per share during the last two months of the quarter. For the comparable period in 2004, the Company posted a loss of $0.9 million or $1.12 per share. For the nine months ended September 30, 2005 the Company posted a loss of $1.4 million or $0.32 per share as compared to a loss of $1.6 million or $2.01 per share for the same period in 2004. Specialty machine backlog was approximately $6.3 million at September 30, 2005 as compared to $2.6 million in 2004.

Fourth Quarter Guidance

Based on its current outlook for the fourth quarter of 2005, management expects net income in the range of $0.6 million to $1.0 million or $0.12 to $0.21 per share. Revenue is expected to be in the $4.3 million to $5.0 million range. The Company will announce guidance for 2006 late in the fourth quarter.

Third Quarter Results

Revenue for the third quarter was $3.5 million, an increase of 113% from $1.7 million in the third quarter of 2004. The increase in revenue is primarily the result of increased production of specialty machine orders and increased service revenue. Gross margin for the third quarter increased to $0.7 million as compared to a gross margin loss of $0.3 million in the 2004 quarter. This increase in gross margin is the direct result of increased revenue as well as improved efficiencies in our specialty equipment manufacturing. Research and development expenditures declined 60% to $0.1 million from $0.2 million in the 2004 period. This decline is due to the Company’s leveraging of past developments in current projects. Selling, general and administrative expenses (SGA) increased to $0.8 million from $0.5 million for the same period in 2004. This increase is primarily the result of increased personnel expenses due to the addition of executives and sales personnel in order to upgrade the Company’s staffing to execute its strategy and increased costs associated with the Company’s expanded customer base.

Net loss for the quarter was $0.1 million as compared to a loss of $0.9 million in the 2004 period. On a per share basis, fully diluted loss was $0.01 per share as compared to a loss of $1.12 per share in 2004. These earnings per share figures were impacted by the number of shares outstanding. The diluted weighted average number of shares outstanding in the third quarter of 2005 was 4,875,000 as compared to 804,100 in 2004.

Year to Date Results

Revenue for the nine months ended September 30, 2005 was $5.7 million, a decline of 12% as compared to $6.5 million in the same period of 2004. The decline in revenue is principally due to the timing of orders for the Company’s specialty machines. Gross margin for the 2005 period was of $0.6 million as compared to a gross margin of $1.5 million in the 2004 quarter. This reduction in gross margin is a direct result of the lower realized revenue in the Company’s specialty machine business as well as a change in the mix of machines sold. Research and development expenditures declined 63% to $0.4 million from $1.2 million in the 2004 period. This decline is due to the Company’s decision to leverage its past developments in current and future projects. Selling, general and administrative expenses (SGA) increased to $2.2 million from $1.6 million for the same period in 2004. This increase is primarily the result of increased and upgraded staffing as well as increased travel costs related to the booking of new international orders.

Net loss for the first nine months of 2005 was $1.4 million as compared to a loss of $1.6 million in the 2004 period. On a per share basis, the loss was $0.32 per share as compared to a loss of $2.01 per share in 2004. These earnings per share figures were impacted by the number of shares outstanding. The weighted average number of shares outstanding for the first nine months of 2005 was 4,168,456 as compared to 804,100 in 2004.

Management Commentary

Commenting on the Company’s results, Todd Antenucci, President and COO of Veri-Tek stated, “We are pleased with our third quarter results. Our third quarter loss was a fraction of the loss in the second quarter of 2005 and the third quarter of 2004. Our financial performance has improved each quarter of 2005. We believe this trend will continue in the fourth quarter. Our specialty machine business currently has over 20 machines in various stages of production, including our own driveshaft manufacturing line. The machines currently under production will begin to ship in the fourth quarter through the end of the first quarter of 2006.”

Mr. Antenucci continued, “We continue to pursue additional contract testing business as well as driveshaft production business. As these efforts progress, and the realization of additional specialty machines orders occur, we will announce our expectations for 2006. We anticipate making this announcement in the latter part of the fourth quarter.”

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non- historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

David V. Harper

Veri-Tek International, Corp.

248.560.1000

VERI-TEK INTERNATIONAL, CORP.

STATEMENTS OF INCOME

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005
	2004	2005	2004	2005
Net Sales	$1,650	$3,521	$6,517	$5,722
Cost of Sales	1,916	2,797	5,053	5,138

Gross margin	(267)	724	1,464	584
Research and Development Expenses	171	68	1,166	430
Selling, general and administrative expenses	505	785	1,608	2,198

Operating income (loss)	(942)	(129)	(1,309)	(2,044)
Other Income (expense)
Interest Income	—	49	—	99
Interest Expense	(415)	—	(1,137)	(54)

	(415)	49	(1,137)	45

(Loss) from operations before income taxes	(1,357)	(80)	(2,446)	(1,999)
Income tax expense (benefit)	(460)	(17)	(828)	(651)

(Loss) on common shares	(898)	(63)	(1,618)	(1,348)

Basic (loss) per common share:	$(1.12)	$(0.01)	$(2.01)	$(0.32)
Diluted (loss) per common share:	$(1.12)	$(0.01)	$(2.01)	$(0.31)

Basic weighted average common shares outstanding	804,100	4,875,000	804,100	4,168,456
Diluted weighted average common shares outstanding	804,100	4,875,000	804,100	4,369,963

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2004	September 30, 2005
ASSETS
Current assets
Cash and cash equivalents	$6	$5,294
Accounts receivable, trade	1,743	832
Accounts receivable, other	4	—
Inventories	756	1,095
Cost and Estimated Earnings in Excess of Billings, net	2,097	2,812
Prepaid expenses and other assets	582	167

Total Current Assets	5,188	10,200
Property, plant and equipment, net	165	1,250
Other assets
Patents - net	4,476	4,303
Deferred tax asset	2,013	2,670
Other	44	86

Total Other Assets	6,533	7,059

Total Assets	$11,885	$18,509

LIABILITIES AND EQUITY
Current liabilities
Revolving credit facility	6,960	—
Accounts payable	$937	$1,220
Accrued liabilities	407	143
Deferred revenue	203	49

Total Current Liabilities	8,508	1,412

Long Term Liabilities
Deferred tax liability	10	17
Subordinated Debt	7,175	—

Total Long Term Liabilities	7,185	17
Total Liabilities	15,694	1,429

Shareholders’ equity
Common stock, no par value, authorized 20,000,000 shares, issued 804,100 and 4,875,000 shares in 2004 and 2005, respectively	100	22,337
Retained earnings	(3,909)	(5,257)

Shareholders’ Equity	(3,809)	17,080

Liabilities and Shareholders’ Equity	$11,885	$18,509